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CONSENT

        We hereby consent to the reference to us under the captions "Description of the Securities — Canadian Taxes on Debt Securities" and "Validity of the Securities" in the prospectus constituting Part I of the Registration Statement of Hydro-Québec and Québec with which this consent is filed. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

/s/ BÉLANGER SAUVÉ Bélanger Sauvé, a general partnership
January 29, 2004

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CONSENT